Exhibit (a)(1)(D)

COMMAND CENTER, INC.
OFFER TO PURCHASE FOR CASH
UP TO 1,500,000 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $6.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON July 25, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME AS THEY MAY BE EXTENDED THE “EXPIRATION DATE”).

June 26, 2019

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Command Center, Inc., a Washington corporation (“Command Center” or the “Company”), to act as Information Agent in connection with the Company’s offer to purchase for cash up to 1,500,000 shares of its common stock, par value $0.001 per share (the “Shares”), at a price of $6.00 per share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated June 26, 2019 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if less than 1,500,000 Shares are properly tendered and not properly withdrawn, the Company will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. Only Shares properly tendered, and not properly withdrawn, will be purchased. All of the Shares tendered may not be purchased if more than 1,500,000 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at the Company’s expense promptly after the Expiration Date.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer, however, is conditioned on the receipt of financing and subject to other conditions that are set forth in Section 7 of the Offer to Purchase. The Company’s obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions.

The Company expressly reserves the right, in its sole discretion, to elect to purchase more than an aggregate of 1,500,000 Shares in the Offer, subject to applicable law. See Section 1 of the Offer to Purchase.

On April 8, 2019, the Company, CCNI One, Inc., a Florida corporation and a wholly-owned subsidiary of the Company (“Merger Sub 1”), Command Florida, LLC, a Florida limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub 2”), Hire Quest Holdings, LLC, a Florida limited liability company (“Hire Quest”), and, solely for purposes of Sections 5.20(c), 5.20(e) and 5.23 of the agreement, Richard Hermanns, as the representative of the members of Hire Quest, entered into a merger agreement (the “Merger Agreement”), providing for the acquisition of Hire Quest by the Company. The terms of the Merger Agreement provide that, (i) Merger Sub 1 will be merged with and into Hire Quest (the “First Merger”), with Hire Quest being the surviving entity (the “First Surviving Company”), and (ii) immediately following the First Merger, the First Surviving Company will be merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub 2 being the surviving entity. The Company currently has 4,629,331 Shares outstanding. If the Merger is completed, holders of Hire Quest’s membership interests will receive an aggregate of 9,837,328 Shares, representing approximately 68% of the Company’s outstanding Shares prior to the completion of the Offer. It is anticipated that the Offer will close immediately following the closing of the Merger. Following completion of the Offer, and assuming the Offer is fully subscribed, the Company will have 12,966,659 Shares outstanding, in which case the percentage ownership of Shares held by the Hire Quest security holders will increase to approximately 76%. Following the closing of the Merger, the Company will have 14,466,659 Shares issued and outstanding. If the Merger is consummated and the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 1,500,000 Shares, which would represent approximately 10.4% of the Company’s issued and outstanding Shares.

As described in the Offer to Purchase, if less than an aggregate of 1,500,000 Shares are properly tendered and not properly withdrawn, the Company will buy all Shares properly tendered and not properly withdrawn. If more than an aggregate of 1,500,000 Shares (or such greater amount as the Company may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, the Company will purchase Shares in the following order of priority:

First, the Company will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in the Offer to Purchase) will not qualify for this preference);

Second, after purchasing all the odd lots that were properly tendered and not properly withdrawn, the Company will purchase Shares from all stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until the Company has acquired 1,500,000 Shares (or such greater amount as the Company may elect to purchase, subject to applicable law); and

Third, only if necessary to permit the Company to purchase 1,500,000 Shares (or such greater amount as the Company may elect to purchase, subject to applicable law), the Company will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated June 26, 2019;

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2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying IRS Form W-9;

3. The Letter to Clients, for you to send to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer;

4. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for the Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, the procedure for book-entry transfer cannot be complied with by the Expiration Date or if other required documents cannot be delivered to the Depositary by the Expiration Date; and

5. A printed form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer.

The conditions of the Offer are described in Section 7 of the Offer to Purchase. Please see Section 13 of the Offer to Purchase for a summary of material U.S. federal income tax consequences to stockholders of an exchange of Shares pursuant to the Offer, including with respect to withholding requirements.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on July 25, 2019, unless the Offer is extended.

For Shares to be tendered properly pursuant to the Offer:

1. The certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees (or, in the case of book-entry transfer, an “Agent’s Message” as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary; or

2. The tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and necessary costs and expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in the Offer to Purchase.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to InvestorCom, LLC as Information Agent, at info@investor-com.com, or by phone at (203) 972-9300.

Very truly yours,

InvestorCom, LLC

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THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE COMPANY TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF ITS BOARD OF DIRECTORS, ITS EXECUTIVE OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOUR CLIENTS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. YOUR CLIENTS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOUR CLIENTS SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN), INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2 OF THE OFFER TO PURCHASE. YOUR CLIENTS SHOULD DISCUSS WHETHER TO TENDER THEIR SHARES WITH THEIR OWN BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

THE COMPANY IS NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE ANY ACTIONS NECESSARY FOR THE COMPANY TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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